EXHIBIT 99.1

ATWOOD OCEANICS ANNOUNCES CONTRACT
FOR THE ATWOOD HUNTER

FOR IMMEDIATE RELEASE

HOUSTON, April 26, 2012 /PRNewswire/ -- ATWOOD OCEANICS, INC. announced today that one of its subsidiaries has been awarded a drilling services contract by a subsidiary of Noble Energy Inc. for the Atwood Hunter for three firm wells with a minimum total duration of 150 days plus one option well.   The first well will be in a tax-free location in Cameroon at a dayrate of approximately $364,000, while the second and third wells will be in Equatorial Guinea at a dayrate of approximately $388,000.  One priced option well has been provided which will be located in either Equatorial Guinea or Cameroon; this option well will be at the applicable rate and must be exercised prior to the spud of the second well.  If the total program, inclusive of the option well, exceeds 155 days, then beginning on the 156th day the dayrate will increase to approximately $408,000 plus applicable corporate income tax.

Contract commencement is expected in December 2012 in direct continuation of an estimated 30-day period dockside in Ghana to perform regulatory survey work and general maintenance activities.  With the award of this contract, the firm contractual commitment for the Atwood Hunter is expected to extend through April 2013.

Atwood Oceanics, Inc. is an international offshore drilling contractor engaged in the drilling and completion of exploratory and developmental oil and gas wells. The company currently owns ten mobile offshore drilling units located in the United States Gulf of Mexico, South America, the Mediterranean Sea, West Africa, southeast Asia and Australia, and is constructing an ultra-deepwater semisubmersible, two ultra-deepwater drillships and three high-specification jackups for deliveries in 2012, 2013 and 2014. The company was founded in 1968 and is headquartered in Houston, Texas. Atwood Oceanics, Inc. ordinary shares are traded on the New York Stock Exchange under the symbol "ATW".

Contact: Mark L. Mey
(281) 749-7902

Forward Looking Statements

Statements contained in this press release with respect to the future, including the expected contract commencement and length of the firm contractual commitment, are forward-looking statements. These statements reflect management's reasonable judgment with respect to future events. Forward-looking statements are subject to numerous risks, uncertainties and assumptions and actual results could differ materially from those anticipated as a result of various factors including: uncertainties related to the level of activity in offshore oil and gas exploration and development; oil and gas prices; competition and market conditions in the contract drilling industry; the risks inherent in the construction of a rig; delays in the commencement of operations of a rig following delivery; our ability to enter into and the terms of future contracts; possible cancelation or suspension of drilling contracts; the availability of qualified personnel; labor relations; operating hazards and risks; terrorism and political and other uncertainties inherent in foreign operations (including risk of war, civil disturbances, seizure or damage to equipment and exchange and currency fluctuations); the impact of governmental and industry laws and regulations; and environmental matters. These factors and others are described and discussed in our most recently filed annual report on Form 10-K, in our Forms 10-Q for subsequent periods and in our other filings with the Securities and Exchange Commission which are available on the SEC's website as www.sec.gov. Each forward looking statement speaks only as of the date of the particular statement and we undertake no duty to update the content of this press release or any forward-looking statement contained herein to conform the statement to actual results or to reflect changes in our expectations.